                                                               EXHIBIT 99.(e)(2)

           SUPPLEMENT TO AMENDED AND RESTATED DISTRIBUTION CONTRACT


              PIMCO Funds:  Pacific Investment Management Series
                           840 Newport Center Drive
                        Newport Beach, California 92660


                               ___________, 1999


PIMCO Funds Distributors LLC
2187 Atlantic Avenue
Stamford, CT  06902

RE:  Low Duration Municipal Fund
     California Intermediate Municipal Fund
     New York Intermediate Municipal Fund

Dear Sirs:

     This will confirm the agreement between the undersigned (the "Trust") and PIMCO Funds Distributors LLC (the "Distributor") as follows:

     1. The Trust is an open-end management investment company organized as a Massachusetts business trust and consisting of such separate investment portfolios as have been or may be established by the Trustees of the Trust from time to time. A separate class of shares of beneficial interest in the Trust is offered to investors with respect to each investment portfolio. The PIMCO Low Duration, California Intermediate, and New York Intermediate Municipal Funds (the "Funds") is a separate investment Portfolio of the Trust.

     2. The Trust and the Distributor have entered into an Amended and Restated Distribution Contract (the "Contract") dated May 25, 1999, pursuant to which the Distributor has agreed to be the distributor of shares of the Trust.

     3. As provided in paragraph 1 of the Contract, the Distributor hereby adopts the Contract with respect to the Funds and the Distributor hereby acknowledges that the Contract shall pertain to the Funds, the terms and conditions of such Contract being hereby incorporated herein by reference.

     4. This Supplement and the Contract shall become effective with respect to each Fund on _______________, 1999 and shall continue in effect until such time as there shall remain no unsold balance of shares registered under the 1933 Act, provided that this Contract shall continue in effect for a period of more than
--------
two years from the effective date of this Supplement only so long as such continuance is specifically approved at least annually by (a) the Trust's Board of Trustees or by the vote of a majority of the Trust's outstanding voting securities (as defined in the Investment Company Act of (the "1940 Act") and (b) by the vote, cast in person at a meeting called for the purpose, of a majority of the Trust's Trustees who are not parties to this Contract or "interested persons" (as defined in the 1940 Act) of any such party. This Contract shall terminate automatically in the event of its assignment (as defined in the 1940
Act). This Contract may, in any event, be terminated at any time without the payment of any penalty, by the Trust upon 60 days' written notice to the Distributor and by the Distributor upon 60 days' written notice to the Trust.

     If the foregoing correctly sets forth the agreement between the Trust and the Distributor, please so indicate by signing and returning to the Trust the enclosed copy hereof.


                               Very truly yours,

                               PIMCO Funds: Pacific Investment Management Series

                               By:  ____________________________________________

                               Title:


Accepted:

PIMCO Funds Distributors LLC

By:  _______________________

Title: